Form 10KSB, Exhibit 13
period 2004-12-31
TELEMETRIX INC
filed 2006-01-12
CIK 742814

Binding agreement between the undersigned shareholders of
Telemetrix, Inc.

Definitions

Michael Glaser	“MG”
Michael Tracy	“MT”
MT and MT entities owning shares	“MT Ents”
Nyssen LP	“Nyssen”
Tower Gate Finance Limited	“TGF”
WB, LB and Becker entities owning shares	“Becker Ents”
together defined as	“the Shareholders”
William Becker	“WB”
Larry Becker	“LB”
Telemetrix, Inc.	“TLXT” or “the Company”
Matthew Hudson	“MH”
Piers Linney	“PL”

1.      Shareholder Agreement Terms

1.1      Parties

The parties shall be those shareholders that sign below, who are intended to be Becker Ents, MG, MT Ents, Nyssen, TLXT, and TGF. Where applicable, the parties agree to disclose all of their direct and indirect interests in the share capital of the Company. If any party does not sign, the agreement shall be binding amongst those that have signed, but any provisions relating to any party or party that has not signed shall not be binding between the signing parties and shall remain open for negotiation.

1.2      Board Structure

Interim board: Becker Ents, MG and MT hereby agree to vote to put in place the following interim board (the Interim Board”) upon, if it is required, approval of foreign ownership by the Federal Communications Commission. The parties agree that WB shall act as interim CEO until a full time CEO is hired. However the Chairman or CEO shall not have a costing vote, or any more influence than any other board member. Hence the four man board need to agree all matters by majority.

·	WB (Chairman and interim CEO)
·	LB
·	PL
·	MH

This board structure shall be put in place for TLXT and all subsidiary companies.

Ongoing board Becker Ents shall have the right to appoint two directors at any time (initially being WB and LB) and Nyssen/TGF shall have the right to appoint two directors at any time (initially being PL and MH) (together the “Investor Directors”) for as long as either group individually and respectively holds in excess of 25% of the common stock of the Company )calculated on an as-converted basis including conversion of any outstanding debt in the company where the conversion price is known). Each group shall be entitled respectively to appoint only one director for as long as they hold in excess of 15% of the common stock and up to 25% of the common stock. For the first 12 months and provided Becker Ents or Nyssen/TGF hold more than 25% of the common stock of the Company, either Becker Ents or Nyssen/TGF shall have the right to request that their two directors represent at least 50% of the board.

This provision in the paragraph above relating to board composition, shall relate to TLXT and all of its subsidiaries, provided that the qualification percentages shall be calculated by reference to holdings of common shares in TLXT.

Becker Ents, MT, MG, Nyssen and TGF hereby agree to vote all shares held by them to ensure that the Investor Directors are always appointed in accordance with this agreement if Becker Ents or Nyssen and TGF wish to have appointees on the board.

The above agreement as to the appointment of Investor Directors shall cease as regards a group once either Becker Ents or Nyssen/TGF respectively, ceases to hold in excess of 15% of common stock in the Company.

However, the right to appoint Investor Directors shall not cease prior to the conversions mentioned below taking place and the funding of the loans set forth in section 3 below.

As well as the Investor Directors, other directors will be appointed in due course in good faith on the basis that their appointment is in the best interests of the Company.

1.3      Increasing Authorised Share Capital

Authorised Share Capital: Upon approval of foreign ownership by the Federal Communications Commission, if Section 310(b) limits apply, Nyssen and TGF shall request that the board resolves to convert amounts owed as follows:

Nyssen:	$1.6M to be converted at $0.04 per share into 40M new shares
TGF:	$0.8M fee converted at $0.04 per share into 20M new shares
LB:	$36,175 at $0.001 (par) in accordance with LB’s loan note

LB will receive 36,175,000 common shares on conversion of his loan note.

All MT Ents interests, except his $467,000 loan note, shall aggregate to no more than 42,594,678 common shares. MT Ents will be given a new note for $467,000 which will provide that the maturity date shall be fore twenty four (24) months from December 31, 2004 and that if the loan is not repaid by such date, as the option of the holder it may he converted into equity at $0.02 per share. The loan note shall bear simple interest at 10% per annum from December 31, 2004.

MG and Becker Ents agree that all of their preferred shares (if issued) shall be converted into common shares at equal value and the each shall request that the board takes action to effect such conversions. MT agrees that any shares issued to MT Ents without board approval shall be cancelled immediately.

MT is owed $55,850 for expenses, back rent on building, tower site and edgar filings through December 31, 2004. MT agrees to accept this being paid off by the Company at the rate of $5,000 per month. Other than these amounts each of the parties agree that no other amounts are due to them and to the extent that there is anything is owed to them by the Company it is hereby waived by the parties.

1.5      Ligation and disputes

Any litigation or proposed litigation between the parties will cease immediately. Telemetrix shall dismiss its complaint against Nyssen/TGF without prejudice forthwith. Telemetrix shall dismiss its complaint against MT, WB and MG without prejudice forthwith. On completion of the conversions and issues of shares as set out in this agreement to Nyssen and TGF, Nyssen agrees to assign/transfer ownership of the Telos switch back to the Company.

2.      Interim Board Matters

The Interim Board shall consider and if thought fit approve:

2.1      Management Team and Employees

That the status of each employee is to be reviewed by WB who shall make recommendations to the board and the employment status of all employees that are to be retained is to be confirmed by letter as soon as possible.

That management required to service existing contracts or to close potential contracts shall be retained to ensure that revenues are pursued.

The board shall be asked to ensure that a clear and unequivocal operational management and reporting structure in place.

That the board shall confirm in writing to each of Kealy, Dineley, Girdler, Hull, Sullivan (and any other employees connected to them) that, other than in respect to any theft or financial fraud, that any current or proposed claims against them are dropped by the Company and will not be pursued in the future.

That the board shall confirm in writing to MT that, other than in respect of theft or fraud, all current claims against him are dropped and all claims relating to actions prior to the date of this agreement which may be considered in the future are waived in full and will not be prosecuted by or on behalf of the Company, in exchange for which immediately upon signing this agreement, MT agrees to resign as an employee of the company and an officer thereof. The new board shall agree consultancy terms with MT in so far as his services are required on an ongoing basis. PL shall be appointed to the board until FCC approval (if required) is granted in respect of the appointment of the Interim Board as set our in Section 1.2 of this agreement.

WB agrees not to vote on any board decisions without Nyssen’s consent until the Interim Board set out in Section 1.2 has been duly appointed, following, if it is required, approval of foreign ownership by the Federal Communication Commission.

MT Ents agree that, other than in respect of theft or fraud, all current claims against Nyssen, TGF, TLXt and its subsidiaries (other than the $467,000 note and the $55,850 expenses due to MT from TLXT as set out above in Section 1.4) are dropped and all claims relating to actions prior to the date of this agreement which may be considered in the future against the above or Becker Ents are waived in full and will not be prosecuted.

The parties agree that Shareholders or directors can be remunerated for their time and efforts as the board may determine from time to time.

2.2      Insurance

That the Company be immediately required to put in place appropriate insurance to protect directors and officers.

2.3      Board Meeting Frequency

That the board shall meet (in person or by telephone) every month when the performance of the business against the business plan (see below) shall be reviewed.

2.4      Option Scheme

That an option scheme of 10% of the fully diluted share capital shall be put in place as soon as possible to incentivise existing and new management.

2.5      Business Location

That, in due course and cost permitting, all business activities and assets are to be migrated to a location agreed to by the board. The interim board shall also decide where the corporate headquarters are to be located.

The Company’s board or its representatives will notify MT and Tracy Broadcasting within 10 days of the date of signing of this agreement if it wishes to accept the terms of the lease(s) or rental agreements relating to the properties owned by MT or MT Ents as set out in the paragraph below. It is noted that as of the time of this agreement, the Company is in default of all existing lease agreements for non-payment, the proper notification of cancellation have been received by the Company and the Company is now operating on a month to month rental basis. Further the board understands that the Company had been notified to vacate the property as of December 31, 2004 and that MT or MT Ents are under no obligation to enter into any further agreements with the Company or extend existing month to month agreements past December 31, 2004.

However, as per Section 1.4 of the Agreement, the Company has agreed to repayment of MT and MT Ents outstanding expenses and back rents. Based on this Agreement, MT (or MT Ents as the case may be) hereby agrees to extend the tower agreement ($1,500 per month non-inclusive) and rental on the current office building in Nebraska ($3,000 per month non-inclusive) on a month by month basis with a thirty day notice provided by the Company to cancel to 31st December 2005 assuming the payments are made on a timely basis.

2.6      Bank Accounts

That the main bank account shall be held near to the headquarters location. Other account (i.e. Nebraska) will be held for as long as they are required.

That the bank mandate is reviewed and approved by the new board and that payments over (or a series of connected payments amount to) $25,000 shall require board approval.

2.7      Business Plan and Reporting

The Shareholders shall request that the board and management prepare a business plan, including financials against which performance shall be measured on a monthly basis. This shall be done with the assistance of TGF.

The business plan shall be reviewed every 3 months by the board and TGF although performance shall be reviewed each month at board meetings.

2.8      FCC/SEC Approvals

That the board shall immediately take advice on the required FCC/SEC filings and/or authorities required to effect the contents of this agreement and shall immediately seek any consents that are required.

That appropriate announcements are made to the market immediately and in due course once the reorganisation has taken place.

That all SEC/FCC filings shall be brought up to date and that, importantly, a filing is made with the SEC detailing the fact that the disputes have been settled.

2.9      Balance Sheet

That the internal accountant, CFO and, if necessary, auditors be requested to provide a detailed report on the balance sheet so that it can be cleaned up.

3.       Ongoing Financing and Final Share Capital

TLXT requires immediate access to new finance to avoid insolvency. It will then require further financing until the business is profitable and its accounts are cleaned up before a new equity financing can be attempted. Nyssen and Becker Ents shall be under no obligation to invest any sum whilst MT is a director of the Company.

3.1      Emergency Financing

On the agreement to legally binding documentation, including appropriate shareholder resolutions and filings, WB and his affiliates shall provide $200,000 of emergency new finance at 2 cents per share, equating to a further issue of 10,000,000 common shares. Nyssen agrees to provide $100,000 of emergency funding at 2 cents per share resulting in the issue of a further 5,000,000 common shares and $100,000 at 10 cents per share resulting in the issue of 1,000,000 common shares.

3.2      Medium Term Financing

The Shareholders shall propose to the board that it should see whether it can refinance the Telos switch. However, the parties agree that due to the company’s financial state (and recent SEC filings) this may prove to be difficult.

Provided that the conversions, share issuances, board changes and other matters set out in this agreement are completed and there is a business case agreed by the board, Nyssen shall invest a further $100,000 at 10 cents per share resulting in the issue of 1,000,000 common shares and WB Ents shall also invest a further $100,000 at 10 cents per share resulting in the issue of 1,000,000 common shares.

It shall be proposed to the board in due course that is should consider whether any additional funding shall be sought from third party equity sources or from Nyssen or WB Ents.

3.3      Final Share Capital

Following completion of the matters in this agreement, the parties agree that the share capital shall be as follows:

Telemetrix Share Structure

Debt Conversion:	LB converts existing debt at $.00l cents per share as per terms of $30,000 note.
Immediate Financing -	Becker Group invests $200,000 @ $.02 cents per share.
Nyssen Group invests $100,000 @ $.02 cents per share and
$100,000 @ $.10 centers per share.
Medium Term Financing -	Nyssen & Becker Group invests $200,000 @ $.10 cents per share as part of offering.
Additional Financing -	Next round raised on 3rd party financing @ $.10 per share or higher alternatively continued financing from Becker and Nyssen Group
@ $.10 per share or higher.

Investors	Share Number before debt conv	% ownership before debt conv	Share Number after debt conv	$ Invested	Additional Shares	Total Share Number	% ownership
William Becker	7,824,504	6.21%	7,824,504
WB Funding @ $0.00				$200,000	10,000,000
WB Funding @ $0.10				$100,000	1,000,000	___________
						18,824,504	10.44%

Michael Tracy	42,594,678	33.79%	42,594,678			42,594,678	23.63%
Larry Becker	5,521,332	4.38%	5,521,332
LB Debt $34.5K @ 0.1 cents			36,175,000			__________
						41,696,332	23.13%

Michael Glaser	6,791,754	5.39%	6,791,754			6,791,754	3.77%
Nyssen Group	60,000,000	47.60%	60,000,000
Nyssen Funding @ $0.00				$100,000	5,000,000
Nyssen Funding @ $0.10				$200,000	2,000,000	___________
						67,000,000	37.17%

Other	3,326,100	2.64%	3,326,100			3,326,100	1.85%

Total Shares	126,058,368	100.00%	162,233,358	$600,000	18,000,000	180,233,368	100.00%

The parties agree to work together in good faith to effect the above structure as soon as possible.

4.      Other Matters

4.1      Immediate Contract Recovery Plan

The Shareholders shall recommend to the board that it shall review all pending contracts and ensure that resources are available to secure profitable contracts, especially the Flash contract.

The Shareholders shall recommend to the board that current and outgoing employees may be incentivised to get the Flash contract signed.

The parties shall work together in good faith to secure the existing customer contracts. The parties also agree to investigate a customer relationship or merger with Skypatrol and recommend that the board does so too.

4.2      Timing

The parties agree to work in good faith to execute the above matters as soon as possible and to seek the agreement of all intended parties, including Becker, Nyssen, TGF, MG and MT Ents. Assuming that the interim board changes will not require a shareholder vote, the interim board is to be appointed within two days of execution of this agreement.

The board shall review all legal costs of the parties and agree what proportion the company will pay.

Delaware State Law shall apply to this agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: 30th November 2004

Agreed to by:

/s/ William Becker	/s/ Christine Becker
William Becker	Christine Becker

/s/ William Becker	/s/ William Becker
President	Its Authorized Representative
Hartford Holdings	Wyse Investments Ltd.

/s/ Larry Becker	/s/ Larry Becker
Larry Becker	Larry Becker
Its Authorized Representative
BGCI Investments Inc.

/s/ Larry Becker	/s/ S. Alan Milgate
Larry Becker	S. Alan Milgate
Its Authorized Representative	Its Authorized Representative
Becker Capital Management LLC	Vintage Investments Ltd

/s/ S. Alan Milgate	/s/ S. Alan Milgate
S. Alan Milgate	S. Alan Milgate
Its Authorized Representative	Its Authorized Representative
Ionian Investments	Ardara Investments Ltd.
For and on behalf of Bluejay	For and on behalf of Bluejay
Investments, Ltd., Director	Investments, Ltd., Director

/s/ Mathew Hudson	/s/ Piers Linney
Mathew Hudson	Piers Linney
As director of Nyssen Limited	For and on behalf of
Being the GP of Nyssen LLP	Tower Gate Finance Limited

/s/ Michael Glaser	/s/ William Becker
Michael Glaser	William Becker
Telemetrix Inc.
Its Authorized Representative

/s/ Michael Tracy	/s/ Michael Tracy
Michael Tracy	Michael Tracy
For and on behalf of
Tracy Broadcasting Corporation